UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2013 (September 23, 2013)

Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3776 South High Street, Columbus, Ohio		43207
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (614) 491-2225

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on September 23, 2013, Sylvester J. Johnson, 53, joined Bob Evans Farms, Inc. (“Company”) as the Senior Vice President, Chief Accounting Officer and Controller.

Mr. Johnson, previously served as the Vice President, Controller and Chief Accounting Officer of Dex One Corporation (NYSE:DEXO), Raleigh-Durham, North Carolina, a marketing solutions company, from April 2009 until July 2013; served as the Chief Financial Officer of Blue Crossing, Dallas, Texas, a marketing tools via web-based portals company, from May 2008 to March 2009; and served as Vice President and Controller of 7-Eleven, Inc. (NYSE:SE), a convenience retailing company, from January 2002 to November 2007. Mr. Johnson is a graduate of Bellarmine University, Rubel School of Business, Louisville, Kentucky (MBA, 1998) and the University of Notre Dame, Notre Dame, Indiana (BBA in Accounting, 1982).

None of Mr. Johnson’s previous employment has been with a parent, subsidiary or other affiliate of the Company. We have been advised that there are no family relationships among Mr. Johnson and any of our executive officers or directors and that there is no arrangement or understanding among Mr. Johnson and any of our executive officers and any other persons pursuant to which he was appointed as an executive officer.

Mr. Johnson’s annual base salary was set at $280,000, his bonus performance goals in the Company’s incentive compensation plan was set at 45 percent of his annual base salary with eligibility starting with the 2014 fiscal year, pro-rated from the start date. He is also eligible for the Company’s performance incentive plan which was set at 50 percent of annual base salary with eligibility starting with the 2014 fiscal year, pro-rated from the start date.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Offer Letter to Sylvester J. Johnson dated September 17, 2013*

*	Compensation Arrangement or Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: September 25, 2013

BOB EVANS FARMS, INC.

By:	/s/ Kevin C. O’Neil
Kevin C. O’Neil, Vice President, Assoc. General Counsel and Asst. Secretary